Exhibit 10.1

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT WERE OMITTED AND REPLACED WITH “[***]”. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECRETARY OF THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO AN APPLICATION REQUESTING CONFIDENTIAL TREATMENT PURSUANT TO RULE 406 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

RESEARCH, DEVELOPMENT AND COMMERCIALIZATION AGREEMENT

by and between

Proteostasis Therapeutics, Inc.

and

Cystic Fibrosis Foundation Therapeutics, Inc.

Dated March 20, 2012

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT WERE OMITTED AND REPLACED WITH “[***]”. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECRETARY OF THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO AN APPLICATION REQUESTING CONFIDENTIAL TREATMENT PURSUANT TO RULE 406 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

TABLE OF CONTENTS

Article 1 Definitions		1
Article 2 Research Plan		7
2.1	Commencement; Objective.	7
2.2	Duration of the Research Plan.	7
2.3	Research Diligence.	8
2.4	Research Plan.	8
2.5	Project Advisory Group.	8
2.6	Joint Steering Committee.	9
2.7	Development Committee.	10
Article 3 Award Payments; Records		10
3.1	Research Funding.	10
3.2	Records; Reporting Obligations; Audits.	12
Article 4 Commercialization; Royalties		13
4.1	Development and Commercialization of a Product.	13
4.2	Royalties.	13
4.3	Change of Control.	14
4.4	Royalty Disposition.	14
4.5	Tax.	15
4.6	Royalties to PTI.	15
4.7	Sales Reports.	16
Article 5 Confidentiality		16
5.1	Confidentiality.	16
5.2	Publicity; Use of Name.	17
Article 6 Publication		18
6.1	Publication of Results.	18
Article 7 Indemnification		19
7.1	Indemnification by PTI.	19
7.2	Indemnification by CFFT.	20
7.3	Claims Procedures.	20
7.4	Participation; Assuming Control of the Defense.	20
7.5	Limitation of Liability.	20
Article 8 Intellectual Property		21
8.1	Ownership.	21
8.2	Exclusive License Grant to PTI.	21
8.3	Preparation.	21
8.4	Costs.	21
8.5	Abandonment.	21
8.6	Compounds for Research.	22
8.7	No License.	22
Article 9 Term and Termination		22
9.1	Term.	22
9.2	Termination by CFFT With Cause.	22
9.3	Termination for CFFT Breach.	23
9.4	General Effect of Termination; Survival.	23
9.5	Interruption License.	23
Article 10 Representations and Warranties		24
10.1	Representations and Warranties of PTI.	24
10.2	Representations and Warranties of CFFT.	24
Article 11 Miscellaneous Provisions		25
11.1	Governing Law.	25
11.2	Dispute Resolution.	25
11.3	Interpretation.	26
11.4	Waiver.	26
11.5	Force Majeure.	27
11.6	Severability.	27
11.7	Assignment.	27
11.8	Counterparts.	27
11.9	No Agency.	27
11.10	Notice.	28
11.11	Headings.	29
11.12	Entire Agreement.	29
11.13	No Impairment.	30
11.14	Anti-Terrorism.	30

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CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT WERE OMITTED AND REPLACED WITH “[***]”. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECRETARY OF THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO AN APPLICATION REQUESTING CONFIDENTIAL TREATMENT PURSUANT TO RULE 406 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

EXHIBITS

Exhibit A – Research Plan and Budget

Exhibit B – Pre-Approved Trademark Uses

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CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT WERE OMITTED AND REPLACED WITH “[***]”. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECRETARY OF THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO AN APPLICATION REQUESTING CONFIDENTIAL TREATMENT PURSUANT TO RULE 406 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

RESEARCH, DEVELOPMENT AND COMMERCIALIZATION AGREEMENT

This Agreement is made on this 20th day of March, 2012 (the “Effective Date”) by and between Proteostasis Therapeutics, Inc. (“PTI”), a Delaware corporation with its principal office at 200 Technology Square, Fourth Floor, Cambridge, MA 02139, and Cystic Fibrosis Foundation Therapeutics, Inc. (“CFFT”), a nonprofit corporation with its principal offices at 6931 Arlington Road, Bethesda, Maryland, 20814, and shall become effective on the Effective Date (as defined herein). PTI and CFFT are each a “Party,” and, collectively, the “Parties.”

WHEREAS, CFFT’s principal charitable mission is the discovery and development of drugs to cure or mitigate Cystic Fibrosis, to which CFFT brings significant scientific and human resources and financial support;

WHEREAS, PTI desires to conduct the Research Plan with the support of CFFT with the aim of potentially developing and commercializing a Product; and

WHEREAS, CFFT wishes to support the Research Plan;

NOW, THEREFORE, in consideration of the mutual covenants set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article 1

Definitions

For purposes of this Agreement, the terms defined in this Article 1 shall have the following meanings:

1.1. “Affiliate” shall mean, with respect to any Person, any other Person who directly or indirectly, by itself or through one or more intermediaries, controls, or is controlled by, or is under direct or indirect common control with, such Person. The term “control” as used in this Section 1.1 means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Control will be presumed if one Person owns, either of record or beneficially, more than fifty percent (50%) of the voting stock of any other Person.

1.2. “Agreement” means this agreement, together with all appendices, exhibits and schedules hereto, and as the same may be amended or supplemented from time to time hereafter by a written agreement duly executed by authorized representatives of each Party hereto.

1.3. “Applicable Law” shall mean all applicable foreign, federal, state or local laws, statutes, rules, regulations, orders, judgments and ordinances, and the applicable policies of any and all locations at which the Research Program is conducted.

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT WERE OMITTED AND REPLACED WITH “[***]”. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECRETARY OF THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO AN APPLICATION REQUESTING CONFIDENTIAL TREATMENT PURSUANT TO RULE 406 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

1.4. “Approval” shall mean, with respect to any country, all technical, medical and scientific licenses, registrations, authorizations and approvals of any Regulatory Authority necessary for commercial sale of a Product in that country including and where applicable, approval of NDAs, supplements and amendments, approval of labeling, packaging, price, reimbursement and manufacturing.

1.5. “Award” means an amount equal to [***], up to a maximum of [***], which Award shall be funded by CFFT to PTI for the Research Plan in accordance with the terms, and subject to the conditions, set forth in this Agreement.

1.6. “Budget” shall mean the total amount of monies estimated and agreed to by the Parties for the costs and expenses of the Research Plan, as set forth in the Research Plan, which (a) may be amended from time to time solely upon the mutual written agreement of the Parties, and (b) shall detail the projected allocation and use of: (i) the funds to be paid by CFFT to PTI with respect of the Award; and (ii) the Matched Funds.

1.7. “CFFT” shall have the meaning set forth in the preamble of this Agreement.

1.8. “CFFT Designees” shall have the meaning set forth in Section 2.5.1.

1.9. “CFFT Patents” shall mean a Patent that claims or discloses a CFFT Sole Invention.

1.10. “CFFT Sole Invention” shall have the meaning set forth in Section 8.1.

1.11. “CFTR” shall mean the human Cystic Fibrosis Transmembrane conductance Regulator protein.

1.12. “Change of Control” shall mean (a) the merger or consolidation of PTI into or with another corporation, partnership, joint venture, trust or other entity, or the merger or consolidation of any corporation, partnership, joint venture, trust or other entity into or with PTI (in which consolidation or merger the stockholders of PTI receive distributions of cash or securities as a result of such consolidation or merger in complete exchange for their shares of capital stock of PTI), unless, upon consummation of such merger or consolidation, the holders of voting securities of PTI immediately prior to such transaction or series of related transactions continue to own, directly or indirectly, not less than a majority of the voting power of the surviving corporation, partnership, joint venture, trust or other entity, (b) the sale or other disposition in one transaction or a series of related transactions of all or substantially all the assets of PTI, or (c) an exclusive license, in a single transaction or series of related transactions by PTI or any subsidiary of PTI, of all or substantially all of the assets of PTI and its subsidiaries taken as a whole, and results in a cessation of all or substantially all of the research, development and commercialization activities of PTI and its subsidiaries.

1.13. “Combination Product” shall have the meaning set forth in Section 1.37.4.

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT WERE OMITTED AND REPLACED WITH “[***]”. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECRETARY OF THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO AN APPLICATION REQUESTING CONFIDENTIAL TREATMENT PURSUANT TO RULE 406 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

1.14. “Commercially Reasonable Efforts” shall mean, with respect to a Party, those efforts reasonably used by other companies of similar size as such Party for products of similar commercial potential at a similar stage in their lifecycle.

1.15. “Confidential Information” shall have the meaning set forth in Section 5.1.1.

1.16. “Controlled” (except in the context of Section 1.1) shall mean the legal authority or right of a Party hereto (whether by sole, joint or other ownership interest, license or otherwise, other than pursuant to this Agreement) to grant a license or sublicense of intellectual property rights to another party, without breaching the terms of any agreement with a Third Party.

1.17. “CPR” shall have the meaning set forth in Section 11.2.3.

1.18. “Cystic Fibrosis” shall mean any one or all of the human diseases commonly known as cystic fibrosis.

1.19. “Default” shall have the meaning set forth in Section 9.2.

1.20. “Disposition Royalty” shall have the meaning set forth in Section 4.2.4.

1.21. “Dispute” shall have the meaning set forth in Section 11.2.1.

1.22. “Dollars” shall have the meaning set forth in Section 3.1.1.

1.23. “Effective Date” shall have the meaning set forth in the preamble of this Agreement.

1.24. “Equipment” means any equipment purchased with the Award.

1.25. “Field” shall mean Cystic Fibrosis, Non-Classical Cystic Fibrosis, and other pulmonary diseases.

1.26. “First Commercial Sale” shall mean the first sale of a Product in the Field by PTI or an Affiliate, licensee, sublicensee, transferee or successor of PTI in a country in the Territory following Approval of the Product in that country or, if no such Approval or similar marketing approval is required, the date upon which a Product is first commercially sold in that country in an arms-length transaction. For clarity, the supply of a Product in the Field as part of a compassionate use program shall not constitute a First Commercial Sale.

1.27. “GAAP” shall mean then-current U.S. generally accepted accounting principles consistently applied or, if applicable, the International Financial Reporting Standards.

1.28. “Interruption” shall occur if at any time during the period between the Effective Date and the date of First Commercial Sale of a Product, PTI, its Affiliates, licensees, sublicensees,

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT WERE OMITTED AND REPLACED WITH “[***]”. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECRETARY OF THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO AN APPLICATION REQUESTING CONFIDENTIAL TREATMENT PURSUANT TO RULE 406 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

transferees or successors are not exercising Commercially Reasonable Efforts to develop or commercialize any Product in the Field for a continuous period of one hundred eighty (180) consecutive days.

1.29. “Interruption License” shall have the meaning set forth in Section 9.5.

1.30. “Joint Invention” shall have the meaning set forth in Section 8.1.

1.31. “Joint Patents” shall mean a Patent that claims or discloses a Joint Invention.

1.32. “JSC” shall have the meaning set forth in Section 2.6.1.

1.33. “Know-How” means any invention, discovery, development, data, information, process, method, technique, materials or other know-how, whether or not patentable, and any physical embodiments of any of the foregoing (such as laboratory notebooks).

1.34. “Losses” shall have the meaning set forth in Section 7.1.

1.35. “Matched Funds” shall have the meaning set forth in Section 3.1.4.

1.36. “NDA” means a new drug application, biological license application, marketing authorization application, or similar application or submission for Approval of a pharmaceutical product filed with a Regulatory Authority.

1.37. “Net Sales” with respect to any Product shall mean the gross amount invoiced by or on behalf of the selling party and its Affiliates, licensees, sublicensees, transferees and/or successors (the “Selling Entities”) for Products sold in bona fide, arms-length transactions to Third Parties other than Selling Entities, less (a) normal and customary trade, quantity and/or cash discounts from the gross invoice price which are actually allowed or taken; (b) transportation, freight, postage, importation, shipping insurance and other handling expenses; (c) amounts repaid or credited by reasons of defects, recalls, returns, rebates or allowances of goods or because of retroactive price reductions specifically identifiable to the Product; (d) rebates (or the equivalent thereof) and administrative fees paid to medical healthcare organizations, to group purchasing organizations or to trade customers in line with approved contract terms or other normal and customary understandings and arrangements; (e) Third Party rebates (or equivalent thereof) or charge-backs to the extent actually allowed, including such payments mandated by programs of relevant governmental entities; (f) duties, tariffs, excise, sales, value-added and other taxes (excluding income and similar taxes based on net income), if any, actually paid and directly related to the sale that are not reimbursed by the buyer; (g) reasonable reserves made for uncollectible amounts on previously sold products; (h) discounts pursuant to indigent patient programs and patient discount programs and coupon discounts; and (i) any other specifically identifiable amounts included in the Product’s gross invoice price that should be credited for reasons substantially equivalent to those listed above; all as determined in accordance with the Selling Entity’s usual and customary accounting methods and GAAP.

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT WERE OMITTED AND REPLACED WITH “[***]”. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECRETARY OF THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO AN APPLICATION REQUESTING CONFIDENTIAL TREATMENT PURSUANT TO RULE 406 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

1.37.1. In the case of any sale or other disposal of a Product between or among two Selling Entities for resale, Net Sales shall be calculated as above only on the value charged or invoiced on the first arm’s-length sale thereafter to a Third Party that is not a Selling Entity.

1.37.2. In the case of any sale which is not invoiced or is delivered before invoice, Net Sales shall be calculated at the time of shipment or when the Product is paid for, if paid for before shipment or invoice.

1.37.3. In the case of any sale or other disposal for value, such as barter or counter-trade, of any Product, or part thereof, other than in an arm’s length transaction exclusively for money, Net Sales shall be calculated as above on the value of the consideration received.

1.37.4. In the event the Product is sold (whether in a finished dosage form, in a form suitable for cellular based therapy, or otherwise) containing the Product in combination with one or more other active ingredients (a “Combination Product”), the Net Sales of the Product, for the purposes of determining royalty payments, shall be determined by multiplying the Net Sales (as defined above in this Section) of the Combination Product by the fraction, A/(A+B) where A is average sale price of the Product when sold separately in finished form and B is the average sale price of the other product(s) sold separately in finished form, provided that the formula set forth above shall not apply if the Product is only sold in combination form and if each of the active ingredients in a Combination Product results from the Research Plan and in each such event the following sentence shall apply: In the event that such average sale price cannot be determined for both the Product and the other product(s) in combination, Net Sales for purposes of determining royalty payments shall be mutually agreed upon in good faith by the Parties based on relative value contributed by each component, which such agreement shall not be unreasonably withheld, conditioned or delayed.

1.38. “Non-Classical Cystic Fibrosis” means a disease or syndrome reasonably linked to malfunction of the CFTR protein by medical literature.

1.39. “Non-Publishing Party” shall have the meaning set forth in Section 6.1.

1.40. “Owner” shall have the meaning set forth in Section 5.1.2.

1.41. “PAG” shall have the meaning set forth in Section 2.5.1.

1.42. “Party(ies)” shall have the meaning set forth in the preamble of this Agreement.

1.43. “Patents” means all issued patents and existing patent applications and all patent applications hereafter filed, including any continuation, continuation-in-part, division, provisional, priority, or any substitute applications, any patent issued with respect to any such patent applications, any reissue, reexamination, renewal or extension (including any supplementary protection certificate) of any such patent, and any confirmation patent or registration patent or patent of addition based on any such patent, and all foreign counterparts of any of the foregoing.

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT WERE OMITTED AND REPLACED WITH “[***]”. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECRETARY OF THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO AN APPLICATION REQUESTING CONFIDENTIAL TREATMENT PURSUANT TO RULE 406 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

1.44. “Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, incorporated association, joint venture or similar entity or organization, including a government or political subdivision or department or agency of a government.

1.45. “Prime Rate” shall mean the average prime rate published in the Wall Street Journal during the relevant period (calculated by dividing (a) the sum of the prime rates for each of the days during the relevant period, by (b) the number of days in the relevant period).

1.46. “Product” means a pharmaceutical product containing or comprised of (i) a compound identified or developed during the Term of this Agreement that is a corrector or potentiator of the mutant ΔF508 CFTR and that is selected by PTI for clinical development to obtain Approval for use in the Field; or (ii) a diagnostic developed during the Term of this Agreement that is related to a compound described in the preceding clause (i) and that is selected by PTI to obtain Approval for use in the Field.

1.47. “Program Coordinator” shall have the meaning set forth in Section 2.5.1.

1.48. “Proposals” shall have the meaning set forth in Section 11.2.3.

1.49. “PTI” shall have the meaning set forth in the preamble of this Agreement.

1.50. “PTI Designees” shall have the meaning set forth in Section 2.5.1.

1.51. “PTI Patents” shall mean a Patent that claims or discloses a PTI Sole Invention.

1.52. “PTI Sole Invention” shall have the meaning set forth in Section 8.1.

1.53. “Publishing Party” shall have the meaning set forth in Section 6.1.

1.54. “Recipient” shall have the meaning set forth in Section 5.1.2.

1.55. “Recipient Notice Requirement” shall have the meaning set forth in Section 5.1.3.

1.56. “Regulatory Authority” means any applicable government regulatory authority involved in granting approvals for the manufacturing, marketing, reimbursement and/or pricing of a Product in the Territory, including, in the United States, the United States Food and Drug Administration and any successor governmental authority having substantially the same function.

1.57. “Research Plan” shall mean the research plan attached hereto in Exhibit A, which shall cover the work performed under the Agreement until the Research Termination Date.

1.58. “Research Plan Technology” shall have the meaning set forth in Section 8.1.

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT WERE OMITTED AND REPLACED WITH “[***]”. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECRETARY OF THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO AN APPLICATION REQUESTING CONFIDENTIAL TREATMENT PURSUANT TO RULE 406 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

1.59. “Research Program” shall mean the research program conducted pursuant to the Research Plan.

1.60. “Research Termination Date” shall mean the date that is the first anniversary of the Effective Date, unless extended or earlier terminated pursuant to Section 2.2.

1.61. “Results” shall have the meaning set forth in Section 6.1.

1.62. “Royalty Cap” shall have the meaning set forth in Section 4.2.1.

1.63. “Securities Regulatory Authority” shall have the meaning set forth in Section 5.1.3.

1.64. “Selling Entity” is defined in Section 1.37.

1.65. “Term” shall have the meaning set forth in Section 9.1.

1.66. “Territory” shall mean worldwide.

1.67. “Third Party” shall mean any Person which is not a Party or an Affiliate of any Party to this Agreement.

1.68. “Transfer Notice” shall have the meaning set forth in Section 4.4.

Article 2

Research Plan

2.1. Commencement; Objective. PTI shall be solely responsible for the conduct of the Research Plan as set forth herein. CFFT shall provide the financial support hereinafter specified, and consultation, advice as provided herein through its participation on the PAG and JSC as provided below, and certain research material and know-how that CFFT determines in its sole discretion can be made available for use in the conduct of the Research Plan and PTI determines is necessary or useful for the conduct of the Research Plan, including human primary epithelial cells, to be used to validate assays, serve as positive controls, or test the efficacy/potency of discovered compounds.

2.2. Duration of the Research Plan. Conduct of the research performed pursuant to the Research Plan shall commence promptly after the Effective Date and shall conclude on the Research Termination Date, unless earlier terminated in accordance with the provisions of Article 9 hereof. The Parties may mutually agree in writing to extend the Research Program and the Research Termination Date.

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2.3. Research Diligence.

2.3.1. Generally. PTI shall use Commercially Reasonable Efforts to conduct the Research Program in accordance with, and to effect, the Research Plan. In furtherance of the foregoing, and in accordance with the terms and conditions of this Agreement (including Section 2.3.2 below), PTI shall commit to the Research Program (i) the level of staffing required by the Research Plan, with such staff that possess the necessary experience, training and scientific expertise in order for PTI to fulfill its obligations hereunder, and (ii) the infrastructure (e.g., laboratories, offices, equipment and facilities) required by the Research Plan.

2.3.2. Obligations of PTI. Subject to the terms and conditions of this Agreement, and without limiting the generality of Section 2.3.1 above, PTI shall be solely responsible for the sponsorship, conduct and oversight of the Research Program, which responsibilities shall include, without limitation, (a) utilizing Commercially Reasonable Efforts to develop and commercialize a Product in the Field; (b) responding to all reasonable requests and inquiries of CFFT for information regarding any of the subject matter hereof during the term of the Research Program; and (c) at PTI’s election, promptly following the end of the Term (i) returning to CFFT or its designees the Equipment, or (ii) purchasing CFFT’s interest in all or any such Equipment by paying to CFFT an amount equal to [***] of the fair market value of such Equipment, as evidenced by PTI seeking quotes from [***] dealers of such Equipment.

2.4. Research Plan. At each meeting, the PAG shall consider, review, reevaluate and discuss the Research Plan, taking into consideration ongoing research outcomes and other scientific and commercial developments. Modifications to the Research Plan may be proposed by any Party and shall be discussed by the PAG and recommendations made in accordance with Section 2.5.

2.5. Project Advisory Group.

2.5.1. Composition and Purposes. During the term of the Research Plan, a Program Advisory Group (“PAG”) shall facilitate communication between the Parties, and make recommendations, with respect to the Research Plan. The PAG shall consist of four (4) members, two (2) of whom shall be designated by PTI (the “PTI Designees”), and two (2) of whom shall be designated by CFFT (the “CFFT Designees”). Each Party (a) shall select a coordinator for the Research Program (the “Program Coordinator”) from among its designees to the PAG (who may be changed at any time or from time to time by such Party with written notice to the other Party), and (b) may change any of its designees to the PAG at any time or from time to time with written notice to the other Party. The Program Coordinator of PTI shall serve as the Chairperson of the PAG.

2.5.2. Responsibilities. Without limiting the generality of the foregoing, the PAG shall:

(a) consider, review, reevaluate and discuss the Research Plan, evaluate any proposed revisions to the Research Plan, and give its recommendations to the JSC regarding any proposed amendments to the Research Plan;

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(b) monitor the progress of the Research Program, and make recommendations to PTI’s research team as needed on next steps to implement the Research Plan; and

(c) make such other recommendations to the JSC as are relevant to the Research Plan.

2.5.3. Termination. The PAG shall be dissolved upon the Research Termination Date, unless the Parties otherwise agree in writing.

2.5.4. Meetings. The PAG shall meet no less frequently than once in each three (3) month period during the term of the Research Program; provided, however, that the PAG may meet more or less frequently upon mutual agreement of the Program Coordinators. The first meeting of the PAG shall be held within ninety (90) days of the Effective Date. Meetings of the PAG shall be held at such times and locations as may be mutually agreed by the Program Coordinators, which times and locations shall be communicated in writing (including by email) to the other members of the PAG with reasonable advance notice of the meeting. At least one (1) PTI Designee and one (1) CFFT Designee shall be required to participate in a meeting for such meeting to be deemed a quorum. So long as a quorum is present at a meeting, the PAG may make, or decide to make, recommendations to PTI, or take, or decide to take, such actions as are within the scope of the PAG’s authority hereunder. Members of the PAG may attend each meeting either in person or by means of telephone or other telecommunications device that allows all participants to hear and speak at such meeting simultaneously. At least five (5) business days prior to each meeting, PTI shall deliver (including by email) to the CFFT Designees written material detailing the progress made on the Research Plan since the last meeting of the PAG. Within twenty (20) days after the date of each meeting, the PTI Designees shall prepare and deliver (including by email) to the CFFT Designees written minutes of such meeting setting forth in reasonable detail all discussions or recommendations of the PAG made at such meeting, which such minutes shall be subject to the approval of CFFT’s Program Coordinator.

2.5.5. Discussions/Recommendations. As a general matter, and except as otherwise provided for herein, the PAG shall discuss the items set forth in Sections 2.5.1 and 2.5.2, make unanimous, non-binding recommendations to the JSC as a result of such discussions, and facilitate communication between the Parties with respect to the Research Plan.

2.5.6. Expenses. Each Party shall pay its own expenses (including travel and lodging expenses) incurred in connection with its participation on the PAG.

2.6. Joint Steering Committee.

2.6.1. Composition and Purposes. PTI and CFFT shall establish a Joint Steering Committee (“JSC”) which shall consist of an equal number of senior management personnel from each Party with the requisite experience and seniority to enable them to make decisions on behalf of the Parties with respect to the initiation, planning and performance of the activities of the Research

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Plan, as may be agreed by the Parties from time to time. The JSC shall initially have a total of four (4) members, two (2) of whom shall be designated by PTI and two (2) of whom shall be designated by CFFT. No member shall concomitantly serve on the PAG and the JSC. The Chair of the JSC will be appointed from among the members of the JSC designated by CFFT. The JSC shall be dissolved on the Research Termination Date, unless the Parties otherwise agree in writing. The JSC shall meet, in person or by means of telephone or other telecommunications device that allows all participants to hear and speak at such meeting simultaneously, semi-annually, or with such other frequency, and at such time and location or by such means, as may be established by the JSC, for the following purposes:

(a) to provide general oversight of the Research Program;

(b) to periodically review the Budget, overall goals and strategy of the Research Program;

(c) to determine that the Award funds were applied solely for the Research Plan in accordance with the Budget; and

(d) to discuss and attempt to resolve any deadlocked issues submitted to it by the PAG.

2.6.2. Voting and Deadlocks. PTI members shall, collectively, have one (1) vote on the JSC, and the CFFT members shall, collectively, have one (1) vote on the JSC. Decisions of the JSC shall be made by unanimous vote. In the event a deadlock occurs, the JSC shall attempt to resolve such deadlock for a period of twenty (20) days by engaging in good faith discussions. If such deadlock is not resolved after such twenty (20) day period, then, such deadlock shall be resolved in accordance with the dispute resolution process set forth in Section 11.2, except that (i) any dispute requiring the amendment of this Agreement, including the exhibits hereto, shall require the agreement of both Parties without regard to Section 11.2 and (ii) any dispute relating to amendments to the Research Plan will be resolved by PTI in its sole discretion.

2.7. Development Committee. Once a compound has been selected by PTI for clinical development, PTI shall maintain a development committee appropriate to the stage of development of the Product. Such committee shall meet at least semi-annually. CFFT will have the right, but not the obligation, to designate one (1) non-voting member to such committee.

Article 3

Award Payments; Records

3.1. Research Funding.

3.1.1. Payments. PTI shall submit an invoice in United States Dollars (“Dollars”) to CFFT on a quarterly basis for payment with respect to the work conducted under the Research Plan, including work delegated to and carried out by contractors under the general direction of PTI

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scientists, during the previous calendar quarter, which invoice shall include a report describing the use of the Award funds and the Matched Funds (including a detailed breakdown of the actual costs of the Research Plan and how such Award funds and Matched Funds have been allocated and in fact used in respect of the Research Plan). Invoices shall be accompanied by documentation evidencing actual expenditures from the previous quarter, including the identity of FTEs. For all non-USD expenditures, documentation of the currency conversion rate must be provided. Invoices shall be paid quarterly by CFFT within [***] following receipt by CFFT. All payments to be made hereunder (including pursuant to Article 4) shall be made in Dollars and, at the option and direction of the receiving party, shall be made by cashier’s or certified check or by wire transfer of immediately available funds.

3.1.2. Limitations. Notwithstanding Section 3.1.1 above or any contrary provision contained herein, CFFT shall not be required to make any payment or additional payment in respect of the Award:

(a) in excess of [***];

(b) upon the occurrence or during the continuance of any uncured default or any material breach by PTI of any of its covenants or obligations under this Agreement (including PTI’s obligations under Sections 3.1.3 and 3.1.4 below);

(c) if a case or proceeding (i) under the bankruptcy laws of the United States, or relevant non-U.S. law, now or hereafter in effect is filed against PTI or all or substantially all of its assets and such petition or application is not dismissed within sixty (60) days after the date of its filing or PTI shall file any answer admitting and not contesting such petition, or (ii) under the bankruptcy laws of the United States, or relevant non-U.S. law, now or hereafter in effect or under any insolvency, reorganization, receivership, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at law or equity) is filed by PTI for all or substantially all of its assets; or

(d) if this Agreement is terminated by any Party in accordance with Article 9.

3.1.3. Budget. PTI hereby covenants and agrees to use the Award funds provided by CFFT to PTI hereunder solely to fund the Research Plan in accordance with the Budget (including making applicable payments to subcontractors and vendors). In addition, if, upon conclusion of the Research Program or the termination of this Agreement in accordance herewith, PTI is in possession of unspent or uncommitted Award funds, then, PTI shall, within sixty (60) days following conclusion of the Research Plan or termination of this Agreement, as applicable, refund such unspent Award funds to CFFT in such manner as CFFT shall reasonably instruct PTI.

3.1.4. Matched Funds. The Parties agree, acknowledge and recognize that the Award represents only partial financial support for the Research Plan, and PTI agrees to fund [***] (the “Matched Funds”).

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3.1.5. Competition. PTI hereby agrees and acknowledges that nothing contained herein shall restrict or prevent CFFT’s ability to provide funding to, or take any other action with respect to, any Person that competes with a Product, the business, operations, or research of PTI; and PTI hereby waives any claim against CFFT with respect to any such competing activities; provided, however, that CFFT shall use PTI Confidential Information only in accordance with the provisions of this Agreement, and PTI does not waive any claims relating to use or misuse of PTI Confidential Information not in accordance with this Agreement.

3.2. Records; Reporting Obligations; Audits.

3.2.1. Records. PTI shall prepare and maintain complete and accurate books and records in connection with the Research Program (including financial records of expenditures under the Award and the Matched Funds) and the development and commercialization of any Product, and shall keep all such books and records in a manner that is consistent with its document retention policy. Not more than twice per year during the term of the Research Program, CFFT shall have the right, upon reasonable advanced written notice, to inspect such books and records relating to the Research Program at the offices of PTI during normal business hours.

3.2.2. Response to Inquiries. PTI shall use Commercially Reasonable Efforts to make its personnel (including licensees, sublicensees, transferees, successors, and subcontractors) involved in conducting the Research Program available to discuss (whether in person or via telephone) with CFFT the books and records delivered by PTI to CFFT at such time or times as CFFT may reasonably request.

3.2.3. Audit. Not more than once per year prior to the Research Termination Date and during the first year following the Research Termination Date, upon thirty (30) days prior written notice from CFFT, PTI shall permit agents of an independent, certified public accounting firm of nationally recognized standing appointed by CFFT and reasonably acceptable to PTI, to audit and examine such books and records of PTI as may be necessary for verifying PTI’s compliance with Section 3 and Section 4. Any and all records audited and examined by agents of such accounting firm shall be deemed PTI’s Confidential Information. PTI may require the accounting firm to sign a reasonably acceptable non-disclosure agreement before providing the accounting firm with access to PTI’s facilities, books or records. Upon completion of the audit, the accounting firm shall provide both PTI and CFFT a written report disclosing any discrepancies in the reports submitted by PTI or the royalties paid by PTI, and, in each case, the specific details concerning any discrepancies. No other information shall be provided to CFFT. CFFT shall pay the costs of such audit and examination of the books and records of PTI, provided, however, that, if such audit and examination reveals a material breach of this Agreement or a discrepancy of more than five percent (5%) with respect to other information previously provided by PTI to CFFT, then, in addition to PTI rectifying such discrepancy, the costs of such audit and examination shall be borne by PTI and PTI shall reimburse CFFT for such costs.

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3.2.4. Reports; Notices. PTI shall furnish to CFFT the following reports or notices:

(a) Concurrent with the invoice described in Section 3.1.1, a report on the progress made toward achieving the purposes of the Research Plan, and the development of any Product.

(b) As soon as practicable after the Research Termination Date, a closing report customary for a Research Program at such stage of development which shall (i) be prepared by PTI or a PTI-approved Third Party reasonably satisfactory to CFFT, and (ii) shall set forth PTI’s final analysis, summary tables, data listings, results and conclusions from the Research Plan.

(c) As soon as practicable, and in any event within sixty (60) days after January 1 of each fiscal year following the Research Termination Date, progress reports and status updates on PTI’s activities with respect to the Research Plan Technology and any Products including the development and commercialization of any Products. PTI shall include the requirements of this Section 3.2.4(c) in any agreements with sublicensees relating to the development or commercialization of any Products.

Article 4

Commercialization; Royalties

4.1. Development and Commercialization of a Product.

4.1.1. Development and Commercialization of a Product. Following the Research Termination Date, PTI shall use Commercially Reasonable Efforts to develop and commercialize a Product in the Field in the United States or in one or more countries of the European Union.

4.1.2. Commercialization of Product. Except as provided in Section 9.5, PTI and its Affiliates, licensees, sublicensees, transferees and successors shall have the exclusive rights to develop, commercialize, market, sell and distribute any or all Products throughout the Territory.

4.2. Royalties. In consideration of CFFT’s payments and licenses to PTI hereunder, PTI shall pay to CFFT the following royalties, which shall be payable as set forth hereinafter in this Section 4.2:

4.2.1. a royalty equal to four (4) times the amount of the Award (the “Royalty Cap”), such royalty to be paid by PTI to CFFT in as follows:

(a) within [***] of First Commercial Sale, an amount equal to [***]; and

(b) an amount equal to the Royalty Cap minus [***] in two (2) equal installments paid within [***] of the first and second anniversaries of First Commercial Sale.

provided that, the royalty payments pursuant to Section 4.2.1(b) above shall not exceed [***] of Net Sales in the year preceding any year in which a payment is due; any excess of [***] of Net Sales shall be carried over to the following year(s) and added to the payments otherwise due subject to the aforementioned [***] limitation until the Royalty Cap is fully offset;

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4.2.2. an additional royalty payment payable within [***] after [***] of First Commercial Sale equal to [***] if aggregate Net Sales of the Product in the Field exceed [***] in the first [***] after First Commercial Sale;

4.2.3. an additional royalty payment payable within [***] after the [***] of First Commercial Sale equal to [***] if aggregate Net Sales of the Product in the Field exceed [***] by the [***] of First Commercial Sale; and

4.2.4. [***] of any amount PTI receives in connection with the license, sale, or other transfer to a Third Party of rights in the Research Plan Technology other than a Change of Control (a “Disposition Royalty”), provided, however, that the Disposition Royalty shall not exceed and shall be credited against the Royalty Cap. PTI shall notify CFFT promptly of any transaction that would cause the payment of a Disposition Royalty.

4.3. Change of Control.

4.3.1. Alternative Payment. In the event of proposed Change of Control, PTI shall notify CFFT within (30) days following the execution of a definitive agreement providing for a Change of Control transaction and CFFT may elect to accept in lieu of the royalties specified in Section 4.2 the following:

(a) if the Change of Control occurs prior to the selection by PTI of a compound intended for Approval as a Product in the Field, a one-time payment to CFFT; equal to the consideration CFFT would have received if it had 1.5 million shares of PTI common stock; or;

(b) if the Change of Control occurs after the selection by PTI of a compound intended for Approval as a Product in the Field, an amount equal to the consideration CFFT would have received if it had owned 2.5 million shares of PTI common stock.

4.3.2. Payment Mechanism. If CFFT elects the option in 4.3.1 of this Section, such payment shall be made at the same time as payments are made to the PTI preferred shareholders in the event of a Change of Control transaction and such preferred shareholders exercise their conversion rights.

4.4. Royalty Disposition. If CFFT should wish to assign, sell or otherwise transfer rights in or to any of the Royalties due or to become due from PTI, its Affiliates, successors, assignees, licensees or sublicensees under any of the provisions of this Agreement, or to undertake any transaction which would have the same or a similar effect as any such assignment, sale or transfer, it will provide PTI with [***] prior written notice (a “Transfer Notice”), and during that [***] period will at PTI’s request negotiate with PTI in good faith, with the objective of reaching an agreement under which those CFFT rights which were the subject of the Transfer Notice would be assigned,

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sold or transferred to PTI, its successors or assigns in lieu of an assignment, sale, transfer or other transaction to or with a Third Party. If at the end of the [***] period referenced above PTI and CFFT have been unsuccessful in negotiating mutually agreeable terms of assignment, sale or transfer, then CFFT shall be under no further obligation to PTI under this Section 4.4, unless it shall not conclude a transaction with a Third Party covering the rights which were the subject of the initial Transfer Notice within [***] after the date of delivery of that Transfer Notice, in which event any subsequent effort to assign, sell or transfer any of those rights shall be once again subject to the terms of this Section 4.4.

4.5. Tax. Any income tax or other tax which PTI is required by applicable legal requirements to withhold or pay to a governmental authority with respect to monies payable under this section will be deducted from the amount of such payments and paid to the relevant governmental authority. Any amounts actually deducted, withheld or paid pursuant to the foregoing sentence will be treated for all purposes of this Agreement as paid to the Person in respect of which such withholding, deduction or payment was made. If PTI or any of its Affiliates is required to make any such payment, deduction or withholding, PTI will notify CFFT of such requirement thirty (30) days prior to the first time any particular type of payment requires such payment, deduction or withholding, and thereafter with respect to each subsequent payment of that type, indicate the details of the payment, deduction or withholding. Upon written request from CFFT, PTI will promptly provide (or cause to be provided) to CFFT a certificate or other documentary evidence establishing the payment to the relevant governmental authority of any amount withheld or deducted by PTI or its Affiliates. No deduction shall be made or a reduced amount shall be deducted if PTI or its paying Affiliate is timely furnished with the necessary documents prescribed by applicable legal requirement in a form reasonably satisfactory to PTI identifying that the payment is exempt from tax or subject to a reduced tax rate. PTI (and its Affiliates) and CFFT will reasonably cooperate in completing and filing documents required under the provisions of any applicable tax treaty or under any other applicable legal requirement, in order to enable PTI to make such payments to CFFT without any deduction or withholding, or any reduced deduction or withholding, if feasible without significant expense.

4.6. Royalties to PTI. In the event that, pursuant to Section 9.5, the Interruption License becomes effective and thereafter is maintained by CFFT, in lieu of any other royalties pursuant to this Agreement (other than royalties or payments under Section 4.2 previously paid by PTI to CFFT in accordance with this Agreement), CFFT shall pay PTI [***] of any amount CFFT receives with respect to the Product (including amounts received in connection with sublicenses of the Interruption License), provided, however, that CFFT’s share shall increase and PTI’s share shall decrease by [***] for [***], but in no event shall the royalty payable to PTI under this Section 4.6 be decreased below [***] of any amount CFFT receives with respect to the Product (including amounts received in connection with sublicenses of the Interruption License).

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4.7. Sales Reports.

4.7.1. Within sixty (60) days after the end of each quarter, PTI shall furnish or cause to be furnished to CFFT a written sales report or reports covering the relevant period setting forth in detail the Net Sales during such period. With respect to sales of Products invoiced in Dollars, the Net Sales amounts and the amounts due to CFFT hereunder shall be expressed in Dollars. With respect to sales of Products invoiced in a currency other than Dollars, the Net Sales and amounts due to CFFT hereunder shall be expressed in the domestic currency of the party making the sale, together with the Dollar equivalent of the amount payable to CFFT, calculated by translating foreign currency sales into Dollars in accordance with PTI’s accounting policies. If any licensee or sublicensee makes any sales invoiced in a currency other than its domestic currency, the Net Sales shall be converted to its domestic currency in accordance with the licensee’s or sublicensee’s normal accounting principles. PTI shall keep accurate records in sufficient detail to enable the amounts due hereunder to be determined and to be verified by CFFT.

4.7.2. In case of any delay in payment by PTI to CFFT not occasioned by force majeure in accordance with Section 11.5, interest shall be calculated at [***] (or, if lower, the highest percentage permitted by Applicable Law) from the tenth (10th) day after the date upon which the applicable payment first becomes due from PTI.

Article 5

Confidentiality

5.1 Confidentiality.

5.1.1. Definition of Confidential Information. For purposes of this Agreement, “Confidential Information” shall mean all information Recipient (as defined below) received from the Owner (as defined below) in connection with this Agreement, including (a) with respect to both Parties, the financial terms of this Agreement and any other terms of this Agreement that a Party believes disclosure of which would be harmful to it, and (b) any other Know-How, confidential or proprietary information, or any other knowledge, information, data, reports, documents or materials, owned, developed or possessed by Owner, whether in tangible or intangible form, the confidentiality of which Owner takes reasonable measures to protect. “Confidential Information” shall not, however, include any information of Owner that: (a) is already known to Recipient at the time of its disclosure; (b) becomes publicly known through no wrongful act of Recipient; (c) is received from a Third Party free to disclose it to Recipient and without any obligations to Owner to keep confidential; (d) is independently developed by Recipient without use of the Confidential Information; or (e) is communicated to a Third Party without confidentiality requirements with express written consent of Owner.

5.1.2. Non-Disclosure. During the term of this Agreement and for a period of five (5) years thereafter, each Party (“Recipient”) shall hold all Confidential Information it receives or received from or on behalf of the other Party (“Owner”) in strict confidence, and, other than as provided herein or without first obtaining the prior written consent of Owner, Recipient shall not disclose any Confidential Information of Owner to any Person, except to directors, officers, employees, consultants, committee members, volunteers, contractors, subcontractors, licensees,

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sublicensees, accountants or counsel of Recipient who have a need to know and who are subject to terms of confidentiality that are no less stringent than such confidentiality terms under this Agreement. Recipient shall use not less than a reasonable degree of care to protect such Confidential Information of Owner.

5.1.3. Required Disclosure. Notwithstanding Section 5.1.2 above, Recipient’s disclosure of Confidential Information shall not be prohibited if such disclosure is required by a legally binding requirement; provided, however, that, Recipient shall have first given prompt notice to Owner of any possible requirement and Owner shall have been afforded a reasonable opportunity to prevent or limit such disclosure (the “Recipient Notice Requirement”); provided, further, that the Recipient Notice Requirement shall not apply to proceedings which, by applicable law, are of a nature that the existence of such proceedings may not be disclosed or made public in which case Recipient shall take all legally available measures to minimize or avoid the public disclosure of Owner Confidential Information. In the event that Recipient discloses any Owner Confidential Information pursuant to the immediately preceding sentence, Recipient shall cooperate with Owner, at Owner’s sole cost and expense, in the prosecution of any appeal that Owner decides to pursue. For any disclosures of this Agreement required by the Securities and Exchange Commission or other body regulating PTI’s or its Affiliates’ securities (“Securities Regulatory Authority”), PTI shall exercise good faith efforts to give confidential treatment of the information described in Section 5.1.1(a), and PTI shall provide CFFT with contemporaneous copies of the requests for confidential treatment filed with such Securities Regulatory Authority.

5.1.4. No Use of Confidential Information. Recipient hereby agrees and acknowledges that, other than as provided herein or without first obtaining Owner’s prior written consent, Recipient shall not use any of Owner’s Confidential Information.

5.2. Publicity; Use of Name.

5.2.1. Initial Press Release. The Parties shall mutually agree upon the timing and content of any initial press release or other public announcement relating to this Agreement and the transactions contemplated herein.

5.2.2. Future Press Releases. Except to the extent already disclosed in the initial press release or other public announcement referenced in Section 5.2.1 above, and except as may be otherwise provided herein, neither Party shall issue any press release or make any public announcement concerning the terms of this Agreement or the transactions described herein without the prior written consent of the other Party, which such consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that it shall not be unreasonable for any Party to withhold consent with respect to any press release or public announcement containing any of such Party’s Confidential Information; and, provided, further, that this Section 5.2.2 shall not preclude any Party from issuing any such press release or making any such public announcement if such Party reasonably believes that any such release or announcement is (a) legally required by Applicable Laws, or (b) required by the rules of any stock exchange on which such Party’s (or such Party’s Affiliates’) securities are listed.

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5.2.3. Review. In each instance, the Party desiring to issue any press release or to make any public announcement shall provide the other Party with a written copy of the proposed release or announcement in sufficient time prior to public release to allow such other Party to comment upon such release or announcement prior to its public release. In addition, each press release or public announcement issued or made pursuant to this Section 5.2 shall include CFFT-approved language acknowledging CFFT’s funding of the Research Plan.

5.2.4. No Trademark License. Except as may be otherwise provided herein, no Party shall have any right, express or implied, to use in any manner the name or other designation of the other Party or any other trade name, trademark or logos of the other Party for any purpose.

5.2.5. Approved Uses. Notwithstanding the foregoing or any contrary provision contained herein, in connection with: (a) any description by CFFT of its research portfolio and of its industry discovery and development program, or (b) CFFT’s fundraising activities, marketing materials or reporting requirements, CFFT shall be entitled to use or disclose, and PTI hereby pre-approves CFFT’s use or disclosure of: (i) the mark “PTI” and PTI’s logo, provided that PTI provides prior written approval of such use, (ii) a general description of PTI, (iii) the existence and a general description of the nature of this Agreement (excluding financial terms), and (iv) a general description of the nature of the Research Program consistent with the confidentiality terms herein; provided, however, CFFT shall properly use any and all PTI trademarks in a manner so as to not diminish its goodwill. Notwithstanding the foregoing or any contrary provision contained herein, in connection with any description by PTI or its Affiliates of its research portfolio and of its industry discovery and development program, PTI shall be entitled to use or disclose, and CFFT hereby pre-approves PTI’s use or disclosure of: (i) the mark “CFFT” and CFFT’s logo, provided that CFFT provides prior written approval of such use, (ii) a general description of CFFT, (iii) the existence and a general description of the nature of this Agreement (excluding financial terms), and (iv) a general description of the nature of the Research Program consistent with the confidentiality terms herein. The Parties agree that the uses of the mark “PTI” and PTI’s logo by CFFT and the uses of the mark “CFFT” and CFFTs logo, in each case, that are set forth on Exhibit B, are hereby approved pursuant to this Section 5.2.5 shall not be subject to the foregoing prior written approval requirements.

Article 6

Publication

6.1. Publication of Results. PTI reserves the first right to publish or publicly present the data generated during the performance of, or as a result of, the Research Program (the “Results”), subject to the following terms and conditions. To the extent PTI decides not to publish or publicly present the Results, PTI shall in its sole discretion allow CFFT to publish or publicly present such Results in accordance with this Article 6, such consent will be binding, if and only if, provided in writing in accordance with the notice provisions contained herein. The Party proposing to publish or

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publicly present the Results (the “Publishing Party”) will submit a draft of any proposed manuscript, speech, poster or other disclosure to the other Party (the “Non-Publishing Party”) for comments at least sixty (60) days prior to submission for publication or oral presentation. The Non-Publishing Party shall notify the Publishing Party in writing within thirty (30) days of receipt of such draft with its comments, which shall be reasonably incorporated by the Publishing Party. The comments of the Non-Publishing Party shall include but not be limited to whether such draft contains (a) information of the Non-Publishing Party which it considers to be Confidential Information under the provisions of Article 5 hereof, (b) information, including chemical structures of a Product, that if published would have an adverse effect on a Patent which the Non-Publishing Party intends to file or has filed, or (c) information, which the Non-Publishing Party reasonably believes would be likely to have a material adverse impact on the development or commercialization of a Product. In any such notification, the Non-Publishing Party shall indicate with specificity its suggestions regarding the manner and degree to which the Publishing Party may disclose such information. In the case of item (a) above, no Party shall publish the Confidential Information of the other Party without the prior written consent of such other Party in violation of Article 5 of this Agreement. In the case of item (b) above, the Non-Publishing Party may request a delay and the Publishing Party shall delay such publication, for a period not exceeding an additional one hundred and twenty (120) days, to permit the timely preparation and filing of a patent application or an application for a certificate of invention on the information involved. In the case of item (c) above, if the Publishing Party shall disagree with the Non-Publishing Party’s assessment of the impact of the publication, then the issue shall be referred to the Program Coordinator of each Party who shall attempt in good faith to reach a fair and equitable resolution of this disagreement. If the disagreement is not resolved in this manner within fourteen (14) days of referral to the respective Program Coordinators, then the decision of publication shall be subject to the Dispute Resolution provisions at Section 11.2, subject always to the confidentiality provisions of Article 5 hereof. The Parties agree that authorship of any publication will be determined based on the customary standards then being applied in the relevant scientific journal. PTI shall acknowledge the financial support of CFFT in all Research Program publications.

Article 7

Indemnification

7.1. Indemnification by PTI. PTI shall indemnify, defend and hold harmless CFFT, its Affiliates, and their respective directors, officers, employees and agents (including the CFFT Designees), from and against any and all claims, suits and demands of Third Parties and losses, liabilities, damages for personal injury, property damage or otherwise, costs, penalties, fines and expenses (including reasonable fees of attorneys) (collectively, “Losses”) arising out of or resulting from:

7.1.1. the conduct of Research Program by PTI and any breach of, or inaccuracy in, any of representations or warranty made by PTI in this Agreement, or any breach or violation of any covenant or agreement of PTI in or pursuant to this Agreement;

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT WERE OMITTED AND REPLACED WITH “[***]”. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECRETARY OF THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO AN APPLICATION REQUESTING CONFIDENTIAL TREATMENT PURSUANT TO RULE 406 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

7.1.2. any Product developed in whole or in part as a result of the Research Program; and

7.1.3. any claim of infringement or misappropriation of intellectual property with respect to the Research Program or any Product developed in whole or in part as a result of the Research Program.

7.2. Indemnification by CFFT. CFFT shall indemnify, defend and hold harmless PTI, its Affiliates, and their respective directors, officers, employees and agents (including the PTI Designees), from and against any and all Losses arising out of or resulting from:

7.2.1. any breach of, or inaccuracy in, any of representations or warranty made by CFFT in this Agreement, or any breach or violation of any covenant or agreement of CFFT in or pursuant to this Agreement; and

7.2.2. following any exercise by CFFT of its rights under the Interruption License, the development, manufacture, use, sale, storage or handling of a Product or a compound described in the definition of Product by CFFT or its Affiliates or their representatives, agents, authorized licensees, sublicensees or subcontractors under this Agreement.

7.3. Claims Procedures. The indemnified party under Section 7.1 or 7.2 shall give notice to the indemnifying party promptly after receipt by the indemnified party of notice of the commencement of any action, suit or proceeding. Subject to Section 7.5, the indemnifying party shall have the right to assume and manage the defense thereof (with counsel reasonably satisfactory to the indemnified party), including the right to settle, compromise or litigate with respect to any such claim (but only after obtaining the indemnified party’s prior written consent with respect to any proposed settlement, compromise or litigation; provided, however, that the indemnifying party shall not be required to obtain the indemnified party’s prior written consent in connection with any proposed settlement, compromise or litigation if, in connection with and following any such settlement, compromise or litigation, the indemnified party (a) has no liability (monetary or otherwise), (b) has not waived any of its rights and has not admitted to any wrongdoing or guilt, (c) is not subject to any injunction or other equitable or non-monetary relief, and (d) receives a full and unconditional release of all applicable claims and liability).

7.4. Participation; Assuming Control of the Defense. Notwithstanding Section 7.3 above, the indemnified party may participate in the defense of any claim at the indemnified party’s sole expense, with counsel reasonably acceptable to the indemnifying party.

7.5. Limitation of Liability. NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES, INCLUDING, BUT NOT LIMITED TO, LOST PROFITS, IN CONNECTION WITH SUCH PARTY’S BREACH OF THIS AGREEMENT.

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Article 8

Intellectual Property

8.1. Ownership. All Know-How and Patents arising out of the Research Program that are invented, conceived, generated or made exclusively by PTI or its Affiliates (in the case of each of PTI and its Affiliates, directly or through others acting on its behalf) during the term of this Agreement (a “PTI Sole Invention”) and all Know-How and Patents arising out of the Research Program that are invented, conceived, generated or made exclusively by CFFT or its Affiliates (directly or through others acting on its behalf) during the term of this Agreement (a “CFFT Sole Invention”) shall be solely owned by the Party inventing, conceiving, generating or making the Know-How. All Know-How and Patents arising out of the Research Program that are invented, conceived, generated or made by both Parties or their respective Affiliates (directly or through others acting on its behalf) during the term of this Agreement (a “Joint Invention,” and together with the PTI Sole Inventions and the CFFT Sole Inventions, the “Research Plan Technology”) shall be jointly owned by the CFFT and PTI. Inventorship shall be determined in accordance with United States patent laws.

8.2. Exclusive License Grant to PTI. Subject to Section 9.5, CFFT hereby grants and agrees to grant to PTI, the consideration of which is acknowledged, an exclusive (even as to CFFT), fully paid up, worldwide, perpetual license with the right to grant sublicenses to all its rights under the CFFT Sole Inventions and CFFT Patents, and under CFFT’s interest in the Joint Inventions and the Joint Patents for all purposes, including to make, have made, use, sell, have sold, offer to sell, and import Products. CFFT acknowledges and agrees that it does not retain any rights to any Sole Invention or any Joint Invention or any Patents claiming such Inventions for any purpose whatsoever.

8.3. Preparation. PTI will control in its sole discretion the preparation, filing, prosecution, maintenance and enforcement of all PTI Patents, CFFT Patents and Joint Patents. During the Term, CFFT will have the right to review, and PTI will deliver to CFFT, all patent applications directed to CFFT Sole Inventions and Joint Inventions prior to their filing. CFFT agrees to execute any documents of assignment, declaration, or otherwise reasonably necessary for PTI to file, prosecute, maintain and enforce the PTI Patents, CFFT Patents and Joint Patents.

8.4. Costs. PTI shall be responsible for all costs incurred in the preparation, prosecution, maintenance and enforcement of PTI Patents, CFFT Patents, and Joint Patents.

8.5. Abandonment. Notwithstanding any contrary provision contained herein and to the extent possible under pre-existing intellectual property obligations of PTI, prior to PTI (or any Affiliate, licensee, sublicensee, transferee or successor of PTI) abandoning any PTI Patents or Joint Patents (including abandonment for failure to pay any required fees) for any reason other than an insurmountable prosecution obstacle as solely determined by PTI, PTI shall promptly notify CFFT, or cause CFFT to be notified, of such pending abandonment, whereupon CFFT shall have the right and opportunity to prosecute or maintain the applicable Patent at CFFT’s own expense. PTI hereby agrees to exercise its good faith efforts to obtain such consents, on CFFT’s behalf, as may be necessary, advisable or appropriate for CFFT to exercise its rights under this Section 8.5.

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8.6. Compounds for Research. During the term of the Agreement, PTI will upon request provide CFFT with a non-exclusive right for it or a Third Party to use one or more compounds discovered by PTI as a result of it performing the Research Plan that is not incorporated in any Product and that PTI selects in its sole discretion for it to provide to a limited number of researchers designated by CFFT to be used solely for non-commercial research purposes in the Field.

8.7. No License. Except as provided in Section 9.5, nothing in this Agreement shall be construed as a grant or obligation of grant of any license of any kind or a change of title from PTI to CFFT or any Third Party under any Patent or Know-how owned or controlled by PTI unless explicitly stated herein.

Article 9

Term and Termination

9.1. Term. This Agreement shall become effective as of the Effective Date and, unless earlier terminated pursuant to the other provisions of this Article 9, shall terminate at such time as when there are no longer any payment obligations under Article 4 hereto (the “Term”).

9.2. Termination by CFFT With Cause. Notwithstanding any provision contained herein to the contrary, CFFT may, without prejudice to any other remedies available to it at law or in equity, terminate this Agreement upon the occurrence of any of the following events (each, a “Default”) (provided, however, that, in each instance (other than pursuant to Section 9.2.3), PTI shall have thirty (30) days following the earlier of PTI’s receipt of written notice from CFFT to PTI of the occurrence of a Default or PTI becoming aware of such Default to cure such Default):

9.2.1. Any material breach or default by PTI in the performance of any of its material covenants or obligations hereunder;

9.2.2. Any representation or warranty made by PTI in this Agreement is not true in any material respects as of the date made; or

9.2.3. A case or proceeding (i) under the bankruptcy laws of the United States now or hereafter in effect is filed against PTI or all or substantially all of its assets and such petition or application is not dismissed within sixty (60) days after the date of its filing or PTI shall file any answer admitting and not contesting such petition, or (ii) under the bankruptcy laws of the United States now or hereafter in effect or under any insolvency, reorganization, receivership, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at law or equity) is filed by PTI for all or substantially all of its assets.

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9.3. Termination for CFFT Breach. Notwithstanding any provision contained herein to the contrary, PTI may, without prejudice to any other remedies available to it at law or in equity, terminate this Agreement in the event CFFT shall have (a) materially breached or defaulted in the performance of any of its material covenants or obligations hereunder or (b) any representation or warranty made by CFFT in this Agreement is not true in any material respects as of the date made, in each of clause (a) and (b), where such breach or default shall have continued for thirty (30) days after written notice thereof was provided to CFFT by PTI.

9.4. General Effect of Termination; Survival.

9.4.1. Termination or expiration of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of any Party prior to such termination or expiration. Such termination or expiration shall not relieve any Party from obligations which are expressly indicated to survive termination of this Agreement.

9.4.2. If this Agreement is terminated for any reason, all of the Parties’ rights and obligations under, or the provisions contained in, Sections 3.2, 8.1, 8.2, 8.7, and 9.4, and Article 1, Article 4, Article 5, Article 6, and Article 11.

9.4.3. Subject to Section 8.5 and to the license that may be granted under Section 9.5.1, upon termination or expiration of this Agreement, PTI will retain ownership or exclusive rights, as the case may be, to the Research Plan Technology, including the rights licensed to PTI by CFFT pursuant to Article 8 of this Agreement (including intellectual property rights).

9.5. Interruption License. Effective as of the Effective Date, PTI hereby grants to CFFT with respect to the Research Plan the license described in Section 9.5.1 below (the “Interruption License”), which shall become exercisable by CFFT upon: (i) CFFT providing PTI with written notice of an Interruption that identifies the Product forming the basis for the alleged Interruption and provides reasonable details to substantiate the claim of the Interruption; and (ii) either (a) PTI fails to refute in writing the existence of the Interruption within sixty (60) days of the date of CFFT’s written notice of the Interruption, or (b) within such sixty (60) day period, PTI fails to present to CFFT a plan reasonably acceptable to CFFT for PTI to resume Commercially Reasonable Efforts with respect to the Product that formed the basis for the Interruption:

9.5.1. An irrevocable, exclusive (even as to PTI) worldwide license, with the right to sublicense, under the all of PTI’s interest in the Research Plan Technology to develop, manufacture, have manufactured, use, sell, offer to sell and import the Product that created the basis for the Interruption, as applicable, solely for use in continuing development or commercialization of that same Product in the Field.

9.5.2. In the event that PTI transfers all of or certain of its rights and obligations to develop and commercialize a Product in the Field at any time, the Third Party to which PTI transfers all or certain rights and obligations to develop and commercialize the Product in the Field shall be subject to the obligations of the Interruption License. The Interruption License shall be deemed to constitute intellectual property as defined in Section 365(n) of the U.S. Bankruptcy

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Code. PTI agrees that CFFT, as a licensee of such rights, shall retain and may exercise all of its rights and elections under the U.S. Bankruptcy Code; provided, however, that nothing in this Agreement shall be deemed to constitute a present exercise of such rights and elections.

9.5.3. In connection with this Section 9.5, PTI will deliver to CFFT at CFFT’s expense, within sixty (60) days following the date when the Interruption License becomes effective, copies of all materials and data relating to the Product that formed the basis for the Interruption, and all other materials and data that PTI may own and/or Control that are required by CFFT to develop and commercialize such Product.

9.5.4. In connection with this Section 9.5, CFFT will assume all costs and expenses relating to the filing, prosecution, maintenance and enforcement of all Joint Patents and Patents covering the Product that formed the basis for the Interruption arising after the effective date of the Interruption License, including any and all costs and expenses associated with registering the Interruption License at patent offices throughout the Territory.

Article 10

Representations and Warranties

10.1. Representations and Warranties of PTI. PTI represents and warrants to CFFT that: (a) this Agreement has been duly executed and delivered by PTI and constitutes the valid and binding obligation of PTI, enforceable against PTI in accordance with its terms, except as enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and by general equitable principles; (b) the execution, delivery and performance of this Agreement have been duly authorized by all necessary action on the part of PTI and its directors and stockholders; (c) the individual executing this Agreement on behalf of PTI is duly authorized to do so; and (d) no provision contained in this Agreement violates any other agreement to which PTI is bound or otherwise subject.

10.2. Representations and Warranties of CFFT. CFFT represents and warrants to PTI that: (a) this Agreement has been duly executed and delivered by CFFT and constitutes the valid and binding obligation of CFFT, enforceable against CFFT in accordance with its terms, except as enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and by general equitable principles; (b) the execution, delivery and performance of this Agreement have been duly authorized by all necessary action on the part of CFFT and its directors; (c) the individual executing this Agreement on behalf of CFFT is duly authorized to do so; (d) no provision contained in this Agreement violates any other agreement to which CFFT is bound or otherwise subject; and (e) CFFT has all necessary right and authority to grant the licenses in this Agreement and to provide the materials set forth in this Agreement or the Research Plan.

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Article 11

Miscellaneous Provisions

11.1. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts.

11.2. Dispute Resolution.

11.2.1. In the event of any dispute, claim or controversy arising out of, relating to or in any way connected to the interpretation of any provision of this Agreement, the performance of either Party under this Agreement or any other matter under this Agreement, including any action in tort, contract or otherwise, at equity or law (a “Dispute”), either Party may at any time provide the other Party written notice specifying the terms of such Dispute in reasonable detail. As soon as practicable after receipt of such notice, the JSC shall meet at a mutually agreed upon time and location for the purpose of resolving such Dispute. Members of the JSC shall engage in good faith discussions and negotiations for a period of up to thirty (30) days to resolve the Dispute or negotiate an interpretation or revision of the applicable portion of this Agreement which is mutually agreeable to both Parties without the necessity of formal dispute resolution procedures relating thereto.

11.2.2. In the event that a Dispute arises with respect to scientific or technical aspects of the Research Plan or the conduct of the Research Program, and such Dispute is not resolved by the JSC pursuant to Section 11.2.1, then the Dispute shall be referred to a panel of three independent scientific experts in the Field. Each Party will appoint one such expert, and the two experts so chosen will select a third who will serve as chairperson of the panel. The independent expert panel’s decision shall be final and binding and its costs shall be borne as directed by the independent panel. Each Party shall cooperate in good faith with the panel. In the event that the Parties are unable to agree as to whether a particular dispute is governed by this Section 11.2.2, then this Section 11.2.2 shall be utilized to resolve such dispute.

11.2.3. In the event a Dispute arises, other than those Disputes described in Section 11.2.2, and such Dispute is not resolved by the JSC pursuant to Section 11.2.1, then the Parties shall resolve such Dispute by final and binding arbitration. Whenever a Party decides to institute arbitration proceedings, it shall give written notice to that effect to the other party. Arbitration shall be held in Washington, D.C., according to the then-current commercial arbitration rules of the Center for Public Resources (“CPR”), except to the extent such rules are inconsistent with this Section 11.2. The arbitration will be conducted by a panel of three (3) arbitrators. Each Party will appoint one such arbitrator, and the two arbitrators so chosen will select a third who will serve as chairperson of the panel. Any arbitrator chosen or selected hereunder shall have educational training and industry experience sufficient to demonstrate a reasonable level of relevant scientific, financial, medical and industry knowledge. Within twenty (20) days of the selection of the arbitrators, each Party shall submit to the arbitrators a proposed resolution of the Dispute that is the subject of the arbitration (the “Proposals”). The arbitrators shall thereafter select one of the Proposals so submitted as the resolution of the Dispute, but may not alter the terms of either Proposal and may

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not resolve the Dispute in a manner other than by selection of one of the submitted Proposals. If a Party fails to submit a Proposal in accordance with the terms of this Section 11.2.3, the arbitrators shall select the Proposal of the other Party as the resolution of the Dispute. The arbitrators shall agree to render their opinion within thirty (30) days of the final arbitration hearing. No arbitrator shall have the power to award punitive damages under this Agreement regardless of whether any such damages are contained in a Proposal, and such award is expressly prohibited. The proceedings and decisions of the arbitrators shall be confidential, final and binding on all of the Parties. Judgment on the award so rendered may be entered in a court having jurisdiction thereof. The Parties shall share the costs of arbitration according to the decision of the arbitrators.

11.2.4. Nothing in this Section 11.2 will preclude either Party from seeking equitable relief or interim or provisional relief from a court of competent jurisdiction, including a temporary restraining order, preliminary injunction or other interim equitable relief, concerning a dispute either prior to or during any arbitration if necessary to protect the interests of such Party or to preserve the status quo pending the arbitration proceeding.

11.3. Interpretation. Except where the context expressly requires otherwise, (a) the use of any gender herein shall be deemed to encompass references to either or both genders, and the use of the singular shall be deemed to include the plural (and vice versa), (b) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (c) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (d) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (e) any reference herein to any Person shall be construed to include the Person’s successors and assigns, (f) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (g) all references herein to sections, exhibits or schedules shall be construed to refer to sections, exhibits or schedules of this Agreement, and references to this Agreement include all exhibits and schedules hereto, (h) the word “notice” means notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other written communications contemplated under this Agreement, (i) provisions that require that a Party, the Parties or any committee hereunder “agree,” “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise (but excluding e-mail and instant messaging, unless expressly indicated otherwise), (j) references to any specific law, rule or regulation, or article, section or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement or successor law, rule or regulation thereof, and (k) the term “or” shall be interpreted in the inclusive sense commonly associated with the term “and/or.”

11.4. Waiver. No provision of this Agreement may be waived except in writing by both Parties hereto. No failure or delay by either Party hereto in exercising any right or remedy hereunder or under applicable law will operate as a waiver thereof, or a waiver of any right or remedy on any subsequent occasion.

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11.5. Force Majeure. Neither Party will be in breach hereof by reason of its delay in the performance of or failure to perform any of its obligations hereunder, if that delay or failure is caused by strikes, acts of God or the public enemy, riots, incendiaries, interference by civil or military authorities, compliance with governmental priorities for materials, or any fault beyond its reasonable control. In such event PTI or CFFT, as the case may be, shall immediately notify the other Party of such inability and of the period for which such inability is expected to continue. The Party giving such notice shall thereupon be excused from such of its obligations under this Agreement as it is thereby disabled from performing for so long as it is so disabled. To the extent possible, each Party shall use reasonable efforts to minimize the duration of any force majeure.

11.6. Severability. Should one or more provisions of this Agreement be or become invalid, then the Parties hereto shall attempt to agree upon valid provisions in substitution for the invalid provisions, which in their economic effect come so close to the invalid provisions that it can be reasonably assumed that the Parties would have accepted this Agreement with those new provisions. If the Parties are unable to agree on such valid provisions, the invalidity of such one or more provisions of this Agreement shall nevertheless not affect the validity of the Agreement as a whole, unless the invalid provisions are of such essential importance for this Agreement that it may be reasonably presumed that the Parties would not have entered into this Agreement without the invalid provisions.

11.7. Assignment. This Agreement may not be assigned or otherwise transferred by either Party without the prior written consent of the other Party; provided, however, that either Party may assign this Agreement, without the consent of the other Party, (i) to any of its Affiliates, if the assigning Party unconditionally guarantees the full performance of its Affiliate’s obligations hereunder, or (ii) in connection with such Party’s merger, consolidation or transfer or sale of all or substantially all of the assets of such Party, provided that in the case of an asset sale, the acquiring party expressly assumes in full in writing such Party’s obligations under this Agreement. Any purported assignment in contravention of this Section 11.7 shall, at the option of the non-assigning Party, be null and void and of no effect. No assignment shall release either Party from responsibility for the performance of any accrued obligation of such Party hereunder. This Agreement shall be binding upon and enforceable against the successor to or any permitted assignees from either of the Parties hereto.

11.8. Counterparts. This Agreement may be executed in duplicate via facsimile or PDF file, each of which shall be deemed to be original and both of which shall constitute one and the same Agreement.

11.9. No Agency. Nothing herein contained shall be deemed to create an agency, joint venture, partnership or similar relationship between CFFT and PTI. Notwithstanding any of the provisions of this Agreement, neither Party to this Agreement shall at any time enter into, incur, or hold itself out to Third Parties as having authority to enter into or incur, on behalf of the other Party,

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any commitment, expense, or liability whatsoever, and all contracts, expenses and liabilities in connection with or relating to the obligations of each Party under this Agreement shall be made, paid, and undertaken exclusively by such Party on its own behalf and not as an agent or representative of the other.

11.10. Notice. All communications between the Parties with respect to any of the provisions of this Agreement will be sent to the addresses set out below, or to such other addresses as may be designated by one party to the other by notice pursuant hereto, by prepaid, certified air mail (which shall be deemed received by the other Party on the seventh (7th) business day following deposit in the mails), or by facsimile transmission, or other electronic means of communication (which shall be deemed received when transmitted), with confirmation by first class letter, postage pre-paid, given by the close of business on or before the next following business day:

if to CFFT, at:

Robert J. Beall, Ph.D.

President and CEO

6931 Arlington Rd.; Suite 200

Bethesda, Maryland 20814

Phone:    301-907-2541

Fax:        301-907-2699

Email:     [***]

with a copy to:

Kenneth I. Schaner, Esq.

Schaner & Lubitz, PLLC

6931 Arlington Rd.; Suite 200

Bethesda, Maryland 20814

Phone:    240-482-2848

Fax:        202-470-2241

Email:     [***]

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if to PTI, at:

Mark J. Enyedy, CEO

Proteostasis Therapeutics, Inc.

200 Technology Square, Suite 402

Cambridge, Massachusetts 02139

Phone:    617-225-0096

Fax:        617-225-7801

Email:     [***]

with a copy to:

Paul M. Kinsella

Ropes & Gray

Prudential Tower

800 Boylston Street

Boston, MA 02199-3600

Phone:    617-951-7921

Fax:        617-235-0822

11.11. Headings. The paragraph headings are for convenience only and will not be deemed to affect in any way the language of the provisions to which they refer.

11.12. Entire Agreement. This Agreement contains the entire understanding of the Parties relating to the matters referred to herein, and may only be amended by a written document, duly executed on behalf of the respective Parties.

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11.13. No Impairment. Neither Party will, by amendment of its organizational or governing documents, or through reorganization, recapitalization, consolidation, merger, dissolution, sale, transfer or assignment of assets, issuance of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms, provisions, covenants or agreements of this Agreement, but rather will at all times in good faith assist in the carrying out of all such terms, provisions, covenants and agreements and in the taking of all such actions as may be necessary, advisable or appropriate in order to protect the rights of the other Party against impairment.

11.14. Anti-Terrorism. In accordance with the U.S. Department of the Treasury Anti-Terrorist Financing Guidelines, PTI shall take reasonable steps to ensure that the payments received from CFFT are not distributed to terrorists or their support networks or used for activities that support terrorism or terrorist organizations. PTI certifies that it is in compliance with all laws, statutes and regulations restricting U.S. persons from dealing with any individuals, entities, or groups subject to Office of Foreign Assets Control (OFAC) sanctions.

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IN WITNESS WHEREOF, the undersigned have executed this Research, Development and Commercialization Agreement as of the date first written above.

CYSTIC FIBROSIS FOUNDATION THERAPEUTICS, INC.		PROTEOSTASIS THERAPEUTICS, INC.

By:	/s/ Robert J. Beall	By:	/s/ Mark J. Enyedy
Name:	Robert J. Beall, Ph.D.	Name:	Mark J. Enyedy
Title:	President and CEO	Title:	Chief Executive Officer

Signature Page to Research, Development and Collaboration Agreement

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT WERE OMITTED AND REPLACED WITH “[***]”. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECRETARY OF THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO AN APPLICATION REQUESTING CONFIDENTIAL TREATMENT PURSUANT TO RULE 406 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

Exhibit A

Research Plan and Budget

(see attached)

[***]

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT WERE OMITTED AND REPLACED WITH “[***]”. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECRETARY OF THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO AN APPLICATION REQUESTING CONFIDENTIAL TREATMENT PURSUANT TO RULE 406 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

Exhibit B

Pre-Approved Trademark Uses

Pre-Approved Uses by CFFT:

•	Use of PTI name and logo in CFFT corporate presentations

Pre-Approved Uses by PTI:

•	Use of CFFT name and logo in PTI corporate presentations

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT WERE OMITTED AND REPLACED WITH “[***]”. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECRETARY OF THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO AN APPLICATION REQUESTING CONFIDENTIAL TREATMENT PURSUANT TO RULE 406 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

Amendment No. 1 to the Research, Development and Commercialization Agreement

This Amendment No. 1 (“Amendment”) is made as of May 6, 2013 (“Effective Date”) by and between Cystic Fibrosis Foundation Therapeutics, Inc. (“CFFT”) and Proteostasis Therapeutics, Inc. (“PTI”) to that certain Research, Development and Commercialization Agreement dated as of March 20, 2012 (the “Agreement”). Capitalized terms used in this Amendment and not defined shall have the meaning ascribed to them in the Agreement.

WHEREAS CFFT and PTI desire to modify certain terms and conditions of the Agreement;

NOW THEREFORE, in consideration of the mutual covenants contained in this Agreement, the parties hereby agree as follows:

1.	Section 1.5 of the Agreement is hereby deleted in its entirety and replaced with the following:

“1.5. “Award” means an amount equal to [***], up to a maximum of [***], which Award shall be funded by CFFT to PTI for the Research Plan in accordance with the terms, and subject to the conditions, set forth in this Agreement.”

2.	Section 3.1.2 (a) of the Agreement is hereby deleted in its entirety and replaced with the following:

“(a) in excess of [***];”.

Except as herein modified, all other terms and conditions of the Agreement shall remain the same and in full force and effect.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective duly authorized representatives as of the Effective Date.

CYSTIC FIBROSIS FOUNDATION THERAPEUTICS, INC.		PROTEOSTASIS THERAPEUTICS, INC.

By:	/s/ Robery J. Beall	By:	/s/ David M. Weiner
Name:	Robert J. Beall, Ph.D.	Name:	David M. Weiner, MD
Title:	President and CEO	Title:	Interim CEO and CMO
Date:	February 8, 2014	Date:	February 14, 2014

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT WERE OMITTED AND REPLACED WITH “[***]”. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECRETARY OF THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO AN APPLICATION REQUESTING CONFIDENTIAL TREATMENT PURSUANT TO RULE 406 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

Amendment No. 2 to the

Research, Development and Commercialization Agreement of March 20, 2012 and as first amended by Amendment No. 1 as of May 6, 2013 (collectively, the “Agreement”) by and between

Proteostasis Therapeutics, Inc.

and

Cystic Fibrosis Foundation Therapeutics, Inc.

This Amendment No. 2 is entered into by and between Proteostasis Therapeutics, Inc. (“PTI”) and the Cystic Fibrosis Foundation Therapeutics, Inc. (“CFFT”) as of the 1st day of January, 2014.

WHEREAS, PTI has requested supplemental funding of [***] for conducting additional research according to the research plan (the “Supplemental Research Plan”) attached to this Amendment No. 2 as Exhibit A, and CFFT is willing to provide such funding (the “Supplemental Award”) in accordance with this Amendment;

NOW THEREFORE, the Parties agree as follows:

1. Agreement. Except as specified in this Amendment No. 2, the terms and conditions of the Agreement shall remain in full force and effect; and the capitalized terms in this Amendment shall have the same meaning as in the Agreement.

2. Amendments. The Agreement is hereby amended as follows:

(a) The following sections of the Agreement are hereby amended:

(i) The amount specified in Section 1.5, of “[***]”, shall be increased by the Supplemental Awards provided pursuant to Amendments No. 1 and 2 to “[***]” , which shall be inserted in lieu thereof;

(ii) The term Matched Funds shall also include PTI funding equal to [***] provided pursuant to Amendments No. 1 and 2;

(iii) The amount specified in Section 3.1.2(a) shall be increased by deleting “[***]” and inserting in lieu thereof “[***];

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT WERE OMITTED AND REPLACED WITH “[***]”. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECRETARY OF THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO AN APPLICATION REQUESTING CONFIDENTIAL TREATMENT PURSUANT TO RULE 406 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

(iv) The percentage “[***]” specified in Sections 4.2.1 and 4.2.4 shall be deleted and “[***]” shall be inserted in lieu thereof;

(v) The number of shares “1.5 million” specified in Section 4.3.1(a) shall be deleted and “2.852 million” shall be inserted in lieu thereof;

(vi) The number of shares “2.5 million” specified in Section 4.3.1(b) shall be deleted and “4.753 million” shall be inserted in lieu thereof;

(b) The Exhibits attached to this Amendment No. 2 shall be as follows: Exhibit A shall be the Supplemental Research Plan and shall specify the work to be performed by PTI in connection with this Supplemental Award; Exhibit B shall specify the Supplemental Budget for the Supplemental Research Plan and shall cover this Supplemental Award and PTI Matched Funds.

(c) The Supplemental Award provided by this Amendment 2 shall be paid by CFFT quarterly in accordance with this Supplemental Budget after receipt of invoices from PTI.

In WITNESS WHEREOF, the undersigned have executed this Amendment No. 2 as of the date first written above.

CYSTIC FIBROSIS FOUNDATION THERAPEUTICS, INC.		PROTEOSTASIS THERAPEUTICS, INC.

By:	/s/ Robert J. Beall	By:	/s/ David M. Weiner
Name:	Robert J. Beall, Ph.D.	Name:	David M. Weiner, MD
Title:	President and CEO	Title:	Interim CEO and CMO
Date:	February 14, 2014	Date:	February 14, 2014

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT WERE OMITTED AND REPLACED WITH “[***]”. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECRETARY OF THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO AN APPLICATION REQUESTING CONFIDENTIAL TREATMENT PURSUANT TO RULE 406 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

EXHIBIT A

SUPPLEMENTAL RESEARCH PLAN

[***]

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT WERE OMITTED AND REPLACED WITH “[***]”. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECRETARY OF THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO AN APPLICATION REQUESTING CONFIDENTIAL TREATMENT PURSUANT TO RULE 406 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

EXHIBIT B

SUPPLMENTAL BUDGET FOR THE SUPPLEMENTAL RESEARCH PLAN

[***]